Exhibit 99.04

CITIGROUP INC.

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO
SECTION 111(B)(4) OF THE EMERGENCY ECONOMIC STABILIZATION
ACT OF 2008

I, Vikram S. Pandit, Chief Executive Officer of Citigroup Inc. (“Citigroup”), certify, based on information provided to me by the relevant employees of Citigroup, its subsidiaries and affiliates, to the best of my knowledge, that:

     (i) At its meetings on September 15, 2009 and / or January 19, 2010, the Personnel and Compensation Committee of Citigroup (the “Committee”) discussed, reviewed, and evaluated with senior risk officers the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to Citigroup;

     (ii) At its meetings on September 15, 2009 and / or January 19, 2010, the Committee identified and limited any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Citigroup, identified any features of the employee compensation plans that pose risks to Citigroup, and limited any such features to ensure that Citigroup is not unnecessarily exposed to risks;

     (iii) At its meetings on September 15, 2009 and / or January 19, 2010, the Committee reviewed the terms of each employee compensation plan, identified any features of the plan that could encourage the manipulation of reported earnings of Citigroup to enhance the compensation of an employee, and limited any such features;

     (iv) The Committee intends to certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

     (v) The Committee intends to provide a narrative description of how it limited for 2009 the features in

     (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Citigroup;

     (B) Employee compensation plans that unnecessarily expose Citigroup to risks; and

     (C) Employee compensation plans that could encourage the manipulation of reported earnings of Citigroup to enhance the compensation of an employee;

     (vi) Citigroup has required that bonus payments, as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008 (such section, regulations and guidance, collectively, “EESA”), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during 2009 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

     (vii) Citigroup has prohibited any golden parachute payment, as defined in EESA, to an SEO or any of the next five most highly compensated employees during the period beginning June 15, 2009 and ending December 31, 2009;

     (viii) Citigroup has limited bonus payments to its applicable employees in accordance with EESA during the period beginning June 15, 2009 and ending December 31, 2009, has received approvals from the Office of the Special Master for TARP Executive Compensation for compensation payments and structures as required under EESA and has not made any payments inconsistent with those approved payments and structures;

     (ix) The board of directors of Citigroup has established an excessive or luxury expenditures policy, as defined in EESA, by September 14, 2009; this policy has been provided to Treasury and the Federal Reserve; Citigroup and its employees have complied with this policy for the period beginning September 14, 2009 and ending December 31, 2009; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

     (x) Citigroup intends to permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning June 15, 2009 and ending December 31, 2009;

     (xi) Citigroup intends to disclose the amount, nature, and justification for the offering during the period beginning June 15, 2009 and ending December 31, 2009 of any perquisites, as defined in EESA, whose total value during 2009 exceeds $25,000 for any employee who is subject to the bonus payment limitations described in paragraph (viii);

     (xii) Citigroup intends to disclose whether Citigroup, the board of directors of Citigroup or the Committee has engaged during the period beginning June 15, 2009 and ending December 31, 2009 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

     (xiii) Citigroup has prohibited the payment of any gross-ups, as defined in EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning June 15, 2009 and ending December 31, 2009;

     (xiv) Citigroup has substantially complied with all other requirements related to employee compensation that are provided in the agreements between Citigroup and Treasury, including any amendments, through December 31, 2009;

     (xv) Citigroup has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for 2010 and 2009, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

     (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment or both. (See, for example, 18 U.S.C. 1001.)

/s/ Vikram S. Pandit
Vikram S. Pandit
Chief Executive Officer
February 26, 2010